3200 Southwest Freeway
Houston, Texas 77027-7528
P.O. Box 1370
Houston, Texas 77251-t 370
Telephone 713/543-6500

(LOGO)
BANK UNITED

October 21, 1998

Deloitte & Touche LLP
333 Clay Street, Suite 2300
Houston, Texas 77002

As of and for the year ended September 30, 1998, Bank United and its subsidiaries (the "Bank) have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Bank had in effect a fidelity bond in the amount of $40,000,000 and an errors and omissions policy in the amount of $25,000,000.

Anthony J. Nocella
Vice Chairman and
Chief Financial Officer

Jonathan  K. Heffron
Chief Operating Officer and
General Counsel